For Immediate Release	Contact:
Claire M. Chadwick
Executive Vice President and
Chief Financial Officer
630 Godwin Avenue
Midland Park, NJ 07432
P: 201.444.7100

PRESS RELEASE

Stewardship Financial Corporation Announces
Earnings for the First Quarter of 2019

Midland Park, NJ - April 30, 2019 - Stewardship Financial Corporation (NASDAQ:SSFN), parent company of Atlantic Stewardship Bank, announced net income for the three months ended March 31, 2019 of $1.6 million, or $0.19 per share. For the comparable three months ended March 31, 2018, net income was $1.8 million, or $0.21 per share. As discussed below, results for the prior year period benefited from the Corporation recording a negative provision for loan losses of $335,000 as compared to the positive $65,000 provision for loan losses reflected in the current three month period.

Commenting on the recent quarterly financial results, Paul Van Ostenbridge, President and Chief Executive Officer of Stewardship Financial Corporation, stated, “We are pleased with the start of 2019. The balance sheet growth experienced in the first quarter, led by loan originations offset by a reduction in the securities portfolio, moved us even closer to being a $1 billion institution. Likewise, earnings demonstrated a continued strength in core profitability. With the current flattening yield curve environment, we acknowledge that this is a challenging interest rate environment. Nevertheless, net interest margin remained relatively stable in the most recent quarter."

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Operating Results
Net interest income of $7.0 million was reported for the three months ended March 31, 2019. This represented an improvement over the $6.8 million realized in the comparable prior year period. The increase was primarily a result of increased interest income on loans due to both higher average balances and loan yields, partially offset by increased interest expense. When comparing to the most recent previous quarter, net interest margin of 3.12% for the three months ended March 31, 2019 reflected a 1 basis point increase over the 3.11% level for the December 2018 quarter. The average rate earned on interest-earning assets increased 10 basis points, reflecting an improvement over the 5 basis point increase in the fourth quarter of 2018. Due to higher rates and a highly competitive deposit environment, the cost of interest-bearing liabilities increased 11 basis points in the first quarter, versus a 13 basis point increase in the preceding quarter. Van Ostenbridge noted that, "With its significant impact on our profitability, we remained focused on protecting the margin."

As noted previously, for the three months ended March 31, 2019, the Corporation recorded a $65,000 provision for loan losses, compared to a negative provision for loan losses of $335,000 for the three months ended March 31, 2018. The current period loan loss provision principally reflects the growth in the loan portfolio. The need for additional loan loss reserves due to such growth was partially offset by the impact from the ongoing improvement in the economic conditions and overall real estate climate in the primary business markets in which the Corporation operates. In addition, net recoveries of previously charged off loan balances of $27,000 were recognized for the three months ended March 31, 2019.

For the three months ended March 31, 2019, noninterest income was $906,000 compared to $725,000 in the equivalent prior year period. In connection with the establishment of a Small Business Administration ("SBA") department in late 2017, noninterest income for the three months ended March 31, 2019 included

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$41,000 of gains from the sale of the guaranteed portion of newly originated SBA loans. The three months ended March 31, 2019 also included a $22,000 mark-to-market gain on a CRA investment which is classified as an equity security. This compares to a $74,000 loss in the prior year period.

Noninterest expenses were $5.6 million for the three months ended March 31, 2019 compared to $5.4 million in the same prior year period. Our commitment to managing our expense structure remains. Furthermore, when measuring against the most recent previous quarter, our noninterest expenses are in line with the 2018 fourth quarter expenses, despite the seasonally higher first quarter payroll tax expenses.

Balance Sheet / Financial Condition
At March 31, 2019, total assets of $961.1 million reflected a $5.5 million increase from assets of $955.6 million at December 31, 2018. The $13.4 million increase in the gross loan portfolio reflected a 7.3% annualized growth rate. In addition, the adoption of new accounting rules resulted in the establishment of a $3.1 million Right of Use Asset for all leases. Offsetting these asset increases, cash flows from the securities portfolio were used to help fund asset growth, resulting in a $7.0 million decrease in the securities portfolio.

At March 31, 2019, total deposits were $783.6 million, showing minimal growth since December 31, 2018. Van Ostenbridge reported, "On April 1, 2018, the Bank introduced a new line of relationship-focused deposit accounts and we are optimistic that these new Club accounts will assist and improving our deposit gathering efforts."

At March 31, 2019, the Corporation’s Tier 1 leverage ratio and total risk based capital ratio were 9.48% and 14.31%, respectively. These ratios remain significantly above the respective 4.0% and 8.0% minimum levels

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required and result in categorizing the Corporation as a “well capitalized” institution under regulatory guidelines.

About Stewardship Financial Corporation
Stewardship Financial Corporation’s subsidiary, the Atlantic Stewardship Bank, has 12 banking offices in Midland Park, Hawthorne, Montville, Morristown, North Haledon, Pequannock, Ridgewood, Waldwick, Wayne (2), Westwood and Wyckoff, New Jersey. The Bank is known for tithing 10% of its pre-tax profits to
Christian and local charities. To date, the Bank’s tithe donations total over $11.2 million. We invite you to visit our website at www.ASBnow.bank for additional information.

The information disclosed in this document contains certain “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, and may be identified by the use of such words as “believe,” “expect,” “anticipate,” “should,” “plan,” “estimate,” and “potential.” Examples of forward-looking statements include, but are not limited to, estimates with respect to the financial condition, results of operations and business of the Corporation that are subject to various factors which could cause actual results to differ materially from these estimates. These factors include changes in general, economic and market conditions, legislative and regulatory conditions, or the development of an interest rate environment that adversely affects the Corporation’s interest rate spread or other income anticipated from operations and investments.

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018

Selected Financial Condition Data:
Cash and cash equivalents	$13,157	$16,823	$10,839	$13,529	$22,178
Securities available for sale	102,519	108,811	109,764	112,594	106,467
Securities held to maturity	61,586	62,308	62,227	58,471	51,894
Other equity investments	1,670	1,648	3,661	3,694	3,706
FHLB stock	3,922	3,965	3,552	3,087	3,039
Loans held for sale	—	—	—	607	—
Loans receivable:
Loans receivable, gross	747,180	733,787	729,475	722,148	708,169
Allowance for loan losses	(8,018)	(7,926)	(7,904)	(8,353)	(8,445)
Other, net	(459)	(457)	(483)	(484)	(448)
Loans receivable, net	738,703	725,404	721,088	713,311	699,276
Premises and equipment, net	7,262	7,007	6,920	6,952	6,998
Right of use asset	2,718	—	—	—	—
Bank owned life insurance	21,771	21,636	21,498	21,360	21,222
Other assets	7,822	8,028	8,564	8,082	7,661
Total assets	$961,130	$955,630	$948,113	$941,687	$922,441

Noninterest-bearing deposits	$176,356	$174,717	$190,303	$188,343	$178,572
Interest-bearing deposits	607,260	607,374	596,263	603,718	593,644
Total deposits	783,616	782,091	786,566	792,061	772,216
Other borrowings	63,900	65,700	56,800	46,700	48,760
Subordinated debentures and
subordinated notes	23,398	23,382	23,366	23,350	23,333
Lease liability	3,217	—	—	—	—
Other liabilities	4,708	4,307	3,462	3,388	3,760
Total liabilities	878,839	875,480	870,194	865,499	848,069
Shareholders' equity	82,291	80,150	77,919	76,188	74,372
Total liabilities and shareholders' equity	$961,130	$955,630	$948,113	$941,687	$922,441

Gross loans to deposits	95.35%	93.82%	92.74%	91.17%	91.71%

Equity to assets	8.56%	8.39%	8.22%	8.09%	8.06%

Shares outstanding	8,712,023	8,680,388	8,678,454	8,676,843	8,674,890
Book value per share	$9.45	$9.23	$8.98	$8.78	$8.57

Asset Quality Data:
Nonaccrual loans	$1,776	$1,544	$1,271	$1,283	$1,136
Loans past due 90 days or more and
accruing	—	—	—	—	—
Total nonperforming loans	1,776	1,544	1,271	1,283	1,136
Other real estate owned	—	—	—	—	—
Total nonperforming assets	$1,776	$1,544	$1,271	$1,283	$1,136

Nonperforming loans to total loans	0.24%	0.21%	0.17%	0.18%	0.16%
Nonperforming assets to total assets	0.18%	0.16%	0.13%	0.14%	0.12%
Allowance for loan losses to total gross
loans	1.07%	1.08%	1.08%	1.16%	1.19%

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	For the three months ended March 31,
	2019	2018
Selected Operating Data:
Interest income	$9,401	$8,539
Interest expense	2,417	1,716
Net interest income	6,984	6,823
Provision for loan losses	65	(335)
Net interest income after provision for loan losses	6,919	7,158
Noninterest income:
Fees and service charges	562	507
Bank owned life insurance	135	138
Gain on calls and sales of securities	2	6
Gain on sales of mortgage loans	25	22
Gain on sales of SBA loans	41	—
Gain (loss) on equity investments	22	(74)
Miscellaneous	119	126
Total noninterest income	906	725
Noninterest expenses:
Salaries and employee benefits	3,137	3,109
Occupancy, net	449	442
Equipment	205	181
Data processing	503	484
Advertising	183	157
FDIC insurance premium	64	64
Charitable contributions	195	180
Bank-card related services	131	127
Miscellaneous	725	684
Total noninterest expenses	5,592	5,428
Income before income tax expense	2,233	2,455
Income tax expense	586	647
Net income	$1,647	$1,808

Weighted avg. no. of diluted common shares	8,687,969	8,658,506
Diluted earnings per common share	$0.19	$0.21

Return on average common equity	8.22%	9.92%

Return on average assets	0.70%	0.80%

Yield on average interest-earning assets	4.19%	3.94%
Cost of average interest-bearing liabilities	1.42%	1.04%
Net interest rate spread	2.77%	2.90%

Net interest margin	3.12%	3.15%

Stewardship Financial Corporation
Selected Consolidated Financial Information
(dollars in thousands, except per share amounts)
(unaudited)

	For the three months ended
	March 31, 2019	December 31, 2018	September 30, 2018	June 30, 2018	March 31, 2018
Selected Operating Data:
Interest income	$9,401	$9,377	$9,215	$8,868	$8,539
Interest expense	2,417	2,247	2,013	1,860	1,716
Net interest income	6,984	7,130	7,202	7,008	6,823
Provision for loan losses	65	(10)	(490)	(780)	(335)
Net interest and dividend income after provision for loan losses	6,919	7,140	7,692	7,788	7,158
Noninterest income:
Fees and service charges	562	628	542	551	507
Bank owned life insurance	135	138	138	138	138
Gain (loss) on calls and sales of securities	2	(192)	—	—	6
Gain on sales of mortgage loans	25	27	12	9	22
Gain on sales of SBA loans	41	64	70	59	—
Gain (loss) on equity investments	22	217	(34)	(29)	(74)
Miscellaneous	119	114	109	131	126
Total noninterest income	906	996	837	859	725
Noninterest expenses:
Salaries and employee benefits	3,137	3,200	3,198	3,129	3,109
Occupancy, net	449	430	426	403	442
Equipment	205	191	186	188	181
Data processing	503	496	489	478	484
Advertising	183	159	192	207	157
FDIC insurance premium	64	77	66	70	64
Charitable contributions	195	355	180	195	180
Bank-card related services	131	142	133	131	127
Miscellaneous	725	609	684	703	684
Total noninterest expenses	5,592	5,659	5,554	5,504	5,428
Income before income tax expense	2,233	2,477	2,975	3,143	2,455
Income tax expense	586	718	813	842	647
Net income	$1,647	$1,759	$2,162	$2,301	$1,808

Weighted avg. no. of diluted common shares	8,687,969	8,679,304	8,677,445	8,675,868	8,658,506
Diluted earnings per common share	$0.19	$0.20	$0.25	$0.27	$0.21

Return on average common equity	8.22%	8.86%	11.14%	12.32%	9.92%

Return on average assets	0.70%	0.73%	0.90%	0.99%	0.80%

Yield on average interest-earning assets	4.19%	4.09%	4.04%	3.99%	3.94%
Cost of average interest-bearing liabilities	1.42%	1.31%	1.18%	1.12%	1.04%
Net interest rate spread	2.77%	2.78%	2.86%	2.87%	2.90%

Net interest margin	3.12%	3.11%	3.16%	3.16%	3.15%